NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 12, 2018	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

FHLBank Indianapolis Announces 2018 Board of Directors Election Results

The Federal Home Loan Bank of Indianapolis (“FHLBank Indianapolis”) today announced the results of its Board of Directors (Board) election for one Indiana member director, two Michigan member directors, and one district-wide independent director. The following individuals were elected to the Board, and will each serve four-year terms beginning January 1, 2019.

•	Dan L. Moore, President/CEO of Home Bank SB, Martinsville, Indiana, was re-elected to the open Indiana member director seat.

•	Jeffrey G. Jackson, Chief Lending Officer of Michigan State University Federal Credit Union, East Lansing, Michigan, was elected to the first open Michigan member director seat.

•	Robert M. Fisher, President/CEO of Lake-Osceola State Bank, Baldwin, Michigan, was elected to the second open Michigan member director seat.

•	Larry A. Swank, CEO and Chair at Sterling Group, Inc., Mishawaka, Indiana, was re-elected to the open independent director seat.

The FHLBank Indianapolis Board is comprised of both member and independent directors. Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the FHLBank Indianapolis Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is one of 11 regional banks that make up the Federal Home Loan Bank System. Federal Home Loan Banks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, are privately capitalized and funded, and receive no congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information, visit www.fhlbi.com.